UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Name of Registrant as Specified in its Charter)

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EAGLE HOSPITALITY PROPERTIES TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 1, 2007

You are cordially invited to attend the 2007 annual meeting of stockholders of Eagle Hospitality Properties Trust, Inc. to be held at 10:00 a.m. on May 1, 2007, on the first floor of the RiverCenter Office Tower, 100 East RiverCenter Boulevard, Covington, Kentucky 41011. The principal purposes of the annual meeting are to elect nine directors, ratify the appointment of Ernst & Young LLP as independent auditors of Eagle for the 2007 fiscal year and to transact such other business as may properly come before such meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 15, 2007 will be entitled to vote at the meeting or any adjournments or postponements thereof.

The participation of each stockholder is important. Please note that only stockholders of record or holders of valid proxies from such stockholders may attend or vote at the meeting. Since seating will be limited, we ask stockholders to call or e-mail Cheryl Barnes in our Investors Relations Department at (859) 669-1350 or cbarnes@eaglehospitality.com, to make a reservation for the meeting. When making your reservation, please give your full name, company name, if applicable, and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

In order to be admitted to the meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

RAYMOND D. MARTZ
Chief Financial Officer, Treasurer and Secretary

April 2, 2007

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 1, 2007

This proxy statement is furnished to stockholders of Eagle Hospitality Properties Trust, Inc. (the “Company” or “Eagle”) in connection with the solicitation of proxies for use at the 2007 annual meeting of stockholders of Eagle to be held at 10:00 a.m. on May 1, 2007, on the first floor of the RiverCenter Office Tower, 100 East RiverCenter Boulevard, Covington, Kentucky 41011 for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Eagle.

Record holders of shares of Eagle’s common stock as of the close of business on the record date, March 15, 2007, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on March 1, 2007, there were 18,002,034 shares of common stock issued and outstanding.

Eagle’s 2006 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 2006 Annual Report were mailed to stockholders on or about April 2, 2007.

Proposal One, the election of directors of Eagle, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Proposal Two, the ratification of the appointment of Ernst & Young LLP as independent auditors for the 2007 fiscal year, requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2007. We are aware that a stockholder has filed preliminary proxy materials indicating that it intends to raise a matter at the annual meeting. While the Company does not intend to present at the annual meeting any matters other than those set forth in the Proxy Statement, stockholders may, under certain circumstances, raise other matters at the annual meeting. If any other matters are properly presented for vote of the stockholders at the annual meeting, proxies will be voted in accordance with the discretion of the proxy holders.

You may vote by mail or in person at the meeting. To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage need be affixed if the proxy is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

If you plan to attend the meeting, please note that space limitations make it necessary to limit attendance to stockholders, and we ask that you make a reservation. In order to be admitted to the meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

A stockholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the annual meeting. Any stockholder of record as of the Record Date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its year ended December 31, 2006, which includes financial statements for the year then ended, has been mailed to stockholders with this Proxy Statement.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board of Directors

The directors of Eagle are elected by the stockholders annually. Each director’s term of office expires at the annual meeting. Each of the directors has been nominated for election at the meeting to hold office until the 2008 annual meeting of stockholders and until his successor is elected and qualified.

The Board of Directors of Eagle recommends a vote FOR Messrs. Butler, Blackham, Banta, Costello, Engel, Fisher, George, Kohlhepp and McDowell to hold office until the 2008 annual meeting of stockholders and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election

William P. Butler, 64, has been our non-executive Chairman of the Board of Directors since our initial public offering. He is also the Chairman of the Board and Chief Executive Officer of Corporex Companies LLC (“Corporex”), which he founded in 1965. Under Mr. Butler’s leadership, Corporex has evolved into a diverse financial investment company focusing on investing, family country clubs, hospitality and real estate development and management. Operating over 40 years, Corporex now includes such affiliates as Corporex Capital LLC, Five Seasons Sports Country Clubs, Corporex Realty & Investment LLC and Corporex Management & Leasing. Mr. Butler is also the Chairman of, and the owner of an 85% interest in, Commonwealth Hotels, Inc. (“Commonwealth Hotels”), the manager with respect to nine of our hotels. He is also the founder of the Greater Cincinnati/Northern Kentucky Chapter of the National Association of Industrial and Office Parks (NAIOP) and the Metropolitan Growth Alliance, a group dedicated to regional planning and development for Northern Kentucky.

J. William Blackham, 53, is our President and Chief Executive Officer, a position he has held since our formation. Prior to our initial public offering, Mr. Blackham served as Executive Vice President of Corporex, and as a member of Corporex’s Executive Management Board. Mr. Blackham joined Corporex in 1990 as Senior Vice President, Finance. He has over 30 years experience in the acquisition, development, marketing, disposition, management and financing of various types of real estate investments. Prior to joining Corporex, he was

Executive Vice President of Tambone Corporation, a Boston based real estate development and investment firm. Mr. Blackham’s responsibilities included all asset purchase and sales transactions as well as project and corporate financing. Mr. Blackham holds a Bachelors Degree in Finance, Magna Cum Laude, from Boston College and an MBA from The Wharton School at the University of Pennsylvania. He is also a member of several professional organizations including the National Association of Real Estate Investment Trusts (NAREIT), and the Urban Land Institute (ULI), and serves as an honorary Consular in Cincinnati for the Government of Brazil.

Robert J. Kohlhepp, 63, has served as a director since our initial public offering. Mr. Kohlhepp is Vice Chairman of Cintas Corporation, a $3.4 billion revenue, publicly-traded entity, which is highly regarded for its consistent and high-quality performance. Mr. Kohlhepp joined the company 38 years ago. He is a CPA (inactive) with an MBA from Xavier University. He serves as director for Cintas Corporation and Parker Hanifin and is a trustee of Xavier University in Cincinnati.

Frank C. McDowell, 58, has served as a director since our initial public offering. Mr. McDowell resides in Carmel, California and is the retired Vice Chairman of BRE Properties, Inc. Trust. Mr. McDowell was promoted to Vice Chairman of BRE in January 2004. Since 1995, Mr. McDowell served as BRE’s Chief Executive Officer until December 2003, also as President. BRE is a $3.0 billion asset, publicly-traded REIT which has existed for more than 35 years. BRE specializes in apartments. Mr. McDowell has 26 years of experience in the real estate industry, serving on numerous industry-related Boards.

Louis D. George, 54, has served as a director since our initial public offering. Since August 2004, Mr. George has served as Director of Taft, Stettinius & Hollister LLP, a full-service Midwestern law firm, where he provides management expertise and reports to the managing partner and Executive Committee. From 2002 until June 2004, Mr. George was Chief Executive Officer of the New Ventures division of the Sheakley Company in Cincinnati. From 2000 to 2001, Mr. George was Managing Director of myCFO, a financial services firm headquartered in Redwood City, California. Prior to that, Mr. George was a national partner at Deloitte & Touche for approximately 15 years with a specialty in tax and real estate. Mr. George has an accounting degree from West Virginia University, and is a CPA. He serves as a district Board member of the Urban Land Institute and on the Boards of numerous Cincinnati non-profit organizations.

Thomas R. Engel, 63, has served as a director since our initial public offering. Mr. Engel is located in Boston and is the owner and President of T.R. Engel Group, LLC (“TRE”), an asset management advisory group with emphasis in hospitality acting on a national and international level. Prior to creating TRE in 1998, Mr. Engel was Executive Vice President for seven years at Equitable Real Estate Management Inc. in charge of Equitable’s hotel portfolio. Mr. Engel entered the hotel industry in 1982 and has worked at Hyatt Corporation and Holiday Inn Corporation in previous years. Mr. Engel has a graduate degree in business from Northwestern University, and qualifies as a hospitality industry expert.

Thomas E. Costello, 67, has served as a director since our initial public offering. Until 2002, Mr. Costello served more than 10 years as the Chief Executive Officer of Xpedx, a wholly-owned subsidiary of International Paper Inc. In 2000, Xpedx sales surpassed $7 billion, and the Company employed more than 9,000 people worldwide. Prior to joining Xpedx, Mr. Costello served as Vice President of Sales & Marketing/Officer at Dixon Paper, serving 16 years with the company. He was also President of Rampart Containers and held numerous positions with Mead Corporation. Mr. Costello is also on the Board of Corporex and Intertape Polymer Group Inc. Mr. Costello has served on such Boards as Thomas More College Executive Committee and Board of Trustees and the Alumni Board of Indiana University Kelley School of Business. Mr. Costello has a management degree and an MBA from Indiana University.

Thomas E. Banta, 43, has served as a director since our initial public offering. Mr. Banta is Executive Vice President of Corporex. He is in charge of all real estate development and property management functions. Mr. Banta is a member of the Executive Management Board of Corporex and is a member of the Board of

Directors of Commonwealth Hotels. He is a graduate of Indiana University, and has been with Corporex more than 20 years, his entire career. Mr. Banta is the Corporex director designee under the nomination rights agreement.

Paul S. Fisher, 51, has served as a director since our initial public offering. Mr. Fisher is President and Trustee of CenterPoint Properties. CenterPoint is a privately held real estate investment trust engaged in the development, redevelopment and management of industrial property and infrastructure. CenterPoint owns or operates approximately 40 million square feet of properties. Mr. Fisher has also served as the Chief Financial Officer, General Counsel and Secretary of CenterPoint. Mr. Fisher is a graduate of The University of Notre Dame with a Bachelor of Arts degree in Economics and holds a Doctor of Law degree from The University of Chicago Law School.

Meetings of the Board of Directors; Non-Management Director Executive Sessions

The Board of Directors held five in-person meetings in 2006 and five conference calls. The non-management directors of Eagle met in executive session at each in-person meeting of the Board of Directors. The Chairman of the Governance and Compensation Committee presides over such non-management executive sessions. The current Chairman is Mr. Kohlhepp.

The Board of Directors encourages its members to attend each annual meeting of stockholders. All directors attended the 2006 Annual Meeting of Stockholders.

Independent Directors and Conflicts of Interest

At least a majority of Eagle’s directors and all of the members of the audit committee and the governance and compensation committee must meet the test of “independence” as defined by the New York Stock Exchange. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with Eagle (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The governance and compensation committee and the Board of Directors have reviewed and considered the effect on director independence of any relationships a director may have with consultants who provide services to the Company where the director’s relationship is unrelated to the provision of those services and the persons or entities providing them. Additionally, the governance and compensation committee and the Board of Directors have reviewed and considered the effect on director independence of service as a director of a company that provides services to Commonwealth Hotels, which manages nine of the Company’s hotels. In each case, the governance and compensation committee and the Board have determined that none of these relationships is materially adverse to such director’s independence. The Board of Directors has determined that each of Messrs. Costello, Engel, Fisher, George, Kohlhepp and McDowell satisfies the bright-line criteria and that none has a relationship with Eagle that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, Eagle believes that each of such directors, or two-thirds of the Board, is independent under the NYSE rules.

The independent directors held two in-person meetings in 2006.

Additionally, the Board of Directors is responsible for reviewing any transactions that involve potential conflicts of interest. This includes any potential conflicts involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide in writing that each member of our Board of Directors will disclose any potential conflicts of interest to the Chairman of the Board and, if appropriate, refrain from voting on a matter in which the director may have a conflict. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the Board of Directors will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

Committees of the Board of Directors

Generally, the Company has two standing committees: the audit committee and the governance and compensation committee. In 2006, the Board of Directors created a special committee to explore strategic alternatives for the Company. Each of the audit committee and the governance and compensation committee has a written charter approved by the Board of Directors. A copy of each charter can be found under the “Investors/Corporate Governance” section of our website at www.eaglehospitality.com and is available in print to any stockholder who requests it. Requests should be sent in writing to Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011, Attn: Raymond Martz, Corporate Secretary. Our committees are described below and the members of the committees are identified in the following table:

Director	Audit Committee	Governance and Compensation Committee	Special Committee

Thomas E. Costello		X

Thomas R. Engel	X		X

Paul S. Fisher	Chair		X

Louis D. George	X		X

Robert J. Kohlhepp		Chair	X

Frank C. McDowell		X	Chair

Total Meetings Held	9	9	2

Audit Committee

The audit committee approves the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, approves audit and non-audit fees and reviews the adequacy of Eagle’s internal accounting controls.

The Board of Directors has made the following determinations about the composition of the audit committee:

•	Each member is financially literate.

•	At least two members, Mr. Fisher and Mr. George, are financial experts.

•	Each member is independent under the listing standards of the NYSE and under the SEC rules for audit committees.

•	No member has accepted any consulting, advisory or other compensatory fee from Eagle other than as set forth below under “—Compensation of Directors.”

During 2006, the audit committee held four in-person meetings and five conference calls.

Governance and Compensation Committee

With the recommendations of the Chief Executive Officer, the governance and compensation committee determines the compensation for Eagle’s executive officers with the consent of the full Board of Directors and implements Eagle’s 2004 Long-Term Incentive Plan (the “LTIP”) with the consent of the full Board. The committee also determines the compensation of the Chief Executive Officer. The committee may in the future engage the services of third-party consulting firms to assist in reviewing and evaluating executive officer compensation. No such firm was engaged in 2006. In addition, the committee makes recommendations to the Board concerning corporate governance policies and practices, Board member qualification standards, director nominees, Board responsibilities and compensation, the size and responsibilities of each of the committees, Board access to management and independent advisors and management succession.

On an annual basis, the governance and compensation committee assesses the appropriate skills and characteristics of existing and new Board members. This assessment includes consideration as to the members’ independence, diversity, ages, skills, expertise, character and business experience in the context of the needs of the Board. The same criteria are used by the governance and compensation committee in evaluating nominees for directorship. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2006.

In making any nominee recommendations to the Board, the governance and compensation committee will consider persons recommended by stockholders so long as the recommendation is submitted to the committee prior to the date which is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Governance and Compensation Committee, Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011. However, the governance and compensation committee may, in its sole discretion, reject any such recommendation for any reason.

During 2006, the governance and compensation committee held four in-person meetings and five conference calls.

Governance and Compensation Committee Interlocks and Insider Participation

During 2006, the governance and compensation committee consisted of Messrs. Costello, Kohlhepp and McDowell. None of the members of the governance and compensation committee is a current or past employee of Eagle. No member of the governance and compensation committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director). Each was and is independent under the rules and regulations of the NYSE.

Special Committee

On January 29, 2007, the Company announced that the Board had established a special committee of independent directors to explore strategic alternatives to enhance stockholder value, including a possible sale of the Company. The committee has retained Morgan Stanley as its financial advisor.

The special committee held two conference calls in 2006.

Compensation of Directors

Eagle pays directors who are not employees of Eagle fees for their services as directors. During 2006, the non-executive Chairman received annual cash compensation of $64,000 and non-employee directors received annual cash compensation of $34,000, which included compensation for in-person attendance at four Board meetings. To the extent the Board held additional meetings, directors also received a fee of $1,000 for attendance in person at each such meeting. In addition, directors received $500 for attendance at each telephonic Board or committee meeting. Directors are also reimbursed reasonable out-of-pocket expenses for attendance at Board and committee meetings. The respective chairs of our audit committee and our governance and compensation committee received an additional $5,000 in annual compensation.

Our directors received no shares of restricted stock under the LTIP in 2006. In 2004, Messrs. Butler and Blackham each received 83,333 shares of restricted stock in connection with our initial public offering. The restricted stock awards granted to Messrs. Butler and Blackham vest on each of the first five anniversaries of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Eagle common stock.

For the year ended December 31, 2006, the directors, other than Mr. Blackham, received the following total compensation:

Summary Director Compensation at Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash(1)	All Other Compensation(2)	Total
William P. Butler(3)	$67,500	$206,248	$273,748
Thomas E. Banta(4)	37,500	11,914	49,414
Thomas E. Costello(5)	41,500	11,914	53,414
Thomas R. Engel(6)	42,500	11,914	54,414
Paul S. Fisher(7)	47,500	11,914	59,414
Louis D. George(8)	43,000	11,914	54,914
Robert J. Kohlhepp(9)	48,000	11,914	59,914
Frank C. McDowell(10)	42,500	11,914	54,414

(1)	This includes additional fees paid for attendance at board and committee meetings whether in person or telephonically.

(2)	This includes the dollar value of dividends paid on unvested restricted stock and the amortization of restricted stock.

(3)

As of December 31, 2006, Mr. Butler owned directly or indirectly through affiliated entities 360,415 shares of common stock. Of this amount, Mr. Butler disclaims beneficial ownership of 208,332 shares owned by Corporex as such shares or the proceeds from any future sale thereof are intended to be held in a trust for the benefit of other Corporex employees.

(4)	As of December 31, 2006, Mr. Banta owned 5,667 shares of common stock.

(5)	As of December 31, 2006, Mr. Costello owned 16,064 shares of common stock.

(6)	As of December 31, 2006, Mr. Engel owned 5,867 shares of common stock.

(7)	As of December 31, 2006, Mr. Fisher owned 5,667 shares of common stock.

(8)	As of December 31, 2006, Mr. George owned 7,167 shares of common stock.

(9)	As of December 31, 2006, Mr. Kohlhepp owned 15,667 shares of common stock.

(10)	As of December 31, 2006, Mr. McDowell owned 25,667 shares of common stock.

Mr. Blackham was not paid any director fees.

Stockholder Communications with the Board of Directors, Non-Management Directors and the Audit Committee

The Board of Directors has established a process for interested parties, including stockholders, to communicate directly with the directors. Written communications may be addressed to:

Board of Directors

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

This information is also available by visiting the “Contacts” section of our website at www.eaglehospitality.com.

The Board of Directors has established a process for interested parties, including stockholders, to communicate directly with the non-management directors. Written communications may be addressed to:

Non-Management Directors

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

This information is also available by visiting the “Contacts” section of our website at www.eaglehospitality.com.

The audit committee has adopted a confidential process for anyone, including stockholders, to send anonymous communications to the audit committee with concerns or complaints concerning Eagle’s regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to:

Chairman of the Audit Committee

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011.

This information is also available by visiting the “Contacts” section of our website at www.eaglehospitality.com.

Corporate Governance Guidelines and Code of Ethics

The Company makes available copies of its Corporate Governance Guidelines on its website at www.eaglehospitality.com in the “Investors/Corporate Governance” section. The Company has adopted a Code of Business Conduct and Ethics that applies to all Company employees and each member of the Company’s Board of Directors. This code of ethics is available at the Company’s website at www.eaglehospitality.com in the “Investors/Corporate Governance” section and any waivers of this code of ethics will be posted on the Company’s website. Copies of these documents are also available in print to any stockholder who requests them. Requests should be sent in writing to Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011. Attn: Raymond Martz, Corporate Secretary.

EXECUTIVE OFFICER COMPENSATION

The following information is provided with respect to the current executive officers of Eagle. Executive officers are elected by, and serve at the discretion of, the Board of Directors.

J. William Blackham, 53, Chief Executive Officer and President. Biographical information regarding Mr. Blackham is set forth under “Proposal One: Election of Directors—Nominees for Election.”

Raymond D. Martz, 36, joined us as our Chief Financial Officer, Secretary and Treasurer on May 2, 2005. Mr. Martz had previously been employed by LaSalle Hotel Properties (NYSE: LHO), a publicly-traded hotel REIT based in Bethesda, Maryland, in a variety of finance functions from 1997 to 2005, including having served as its Treasurer since 2004, Vice President Finance & Investor Relations from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, Mr. Martz was an associate with Tishman Realty & Construction Corporation in New York, New York. He was employed at Tishman from 1995-1997 where he focused in a variety of areas including hotel asset management, development and construction finance. Mr. Martz earned a Bachelor of Science degree from the School of Hotel Administration at Cornell University. He also has a MBA from Columbia University.

Brian Guernier, 44, was named Senior Vice President – Acquisitions effective May 22, 2006. Before joining us in October 2004, Mr. Guernier spent the prior five years as Vice President of Acquisitions and Development of CNL Hospitality Corp., during which time CNL Hospitality’s portfolio increased from nine hotels to more than 130 hotels. Prior to joining CNL Hospitality, Mr. Guernier spent five years with Marriott International as a director in the development organization for both lodging hospitality and timeshare operations. He has also spent two years with Arthur Andersen Real Estate Services Group performing property tax appeals for hospitality clients and three years with Hospitality Valuation Services (HVS) as a consultant performing hotel appraisals. Mr. Guernier has a Masters of Professional Studies degree from the School of Hotel Administration at Cornell University, as well as a Bachelor of Science Degree from the Agriculture and Life Sciences School at Cornell University.

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded, earned by or paid to our Chief Executive Officer, Chief Financial Officer and Senior Vice President-Acquisitions (the “Named Executive Officers”).

Our governance and compensation committee (the “Committee”) determines the compensation for our Named Executive Officers. The Committee is comprised solely of independent directors, however, our Chief Executive Officer comments on and makes recommendations on compensation matters as they relate to the other Named Executive Officers in accordance with the Committee’s charter.

Executive Compensation Objectives and General Philosophy

The Committee’s compensation policies are designed to achieve three fundamental objectives:

•	to promote the success and enhance the value of the Company by linking the personal interests of our employees, officers, directors and consultants to those of our stockholders;

•	provide such persons with an incentive for outstanding corporate performance; and

•

provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Most of our compensation elements simultaneously fulfill one or more of these objectives. As described in more detail below, the elements of our current executive compensation program consist of base salary, annual cash incentive compensation and long-term equity incentive compensation. In deciding on the type and amount of compensation for each Named Executive Officer, the Committee focuses on current pay and the opportunity for future compensation.

Compensation for our Named Executive Officers is based generally on the following principles:

•	variable compensation should comprise a significant part of a Named Executive Officer’s compensation with the percentage at-risk increasing at increased levels of responsibility;

•	employee stock ownership aligns the interests of employees and stockholders;

•	compensation must be competitive with that offered by companies that compete with the Company for executive talent; and

•	differences in executive compensation within the Company should reflect differing levels of responsibility and performance.

Procedure for Determining Compensation

After reviewing the performance of the Company and carefully evaluating each Named Executive Officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value, our Committee uses the three types of compensation mentioned above to provide an overall mix of compensation that it believes to be competitive and fair for each Named Executive Officer.

As a tool in devising the appropriate level of compensation for our Named Executive Officers, the Committee uses the National Association of Real Estate Investment Trusts (NAREIT) Compensation and Benefits Survey (the NAREIT Survey) in order to determine competitive levels of compensation. This survey provides compensation statistics based on reporting by 95 REITs, which includes the 11 hospitality REITs which have similar size, business, industry and other business characteristics to the Company and comprise our peer group. Our peer group includes the following REITS:

•	CNL Hotels & Resorts, Inc.;
•	DiamondRock Hospitality Company;
•	FelCor Lodging Trust Incorporated;
•	Highland Hospitality Corporation;
•	Innkeepers USA Trust;
•	LaSalle Hotel Properties;
•	Legacy Hotels Real Estate Investment Trust;
•	MHI Hospitality Corporation;
•	Strategic Hotels & Resorts, Inc.; and
•	Supertel Hospitality, Inc.

The NAREIT Survey provides information on the various percentiles of compensation within the industry, separated by types of compensation (i.e. base salary, bonus, equity compensation), as well as by each executive position. The NAREIT Survey also presents statistics on trends regarding increases in salaries from previous years.

The Committee’s practice is to consider this competitive information in determining competitive values of compensation for its Named Executive Officers. However, the Committee does not have a specific target percentile that it attempts to match in relation to any Named Executive Officer’s compensation.

Components of Compensation and Allocation of the Components

The Committee believes that the compensation of our senior-most levels of management should be primarily performance based. The more senior the position, the greater the portion of compensation that varies with performance of the Company. Therefore, the Committee has decided to allocate each of the three components to the Named Executive Officer’s compensation so that each officer may earn up to 60% of his base salary in annual cash incentive compensation each year and up to 120% of his base salary in long-term equity incentive compensation each year, dependent upon the Company’s and the Named Executive Officer’s achievement of certain goals established by the Committee and discussed in further detail below. The Committee has selected its balance of annual cash incentive and long-term equity incentive compensation in order to be able to immediately reward executives who perform well, while at the same time aligning the Named Executive Officers’ interests with those of the stockholders. In addition, upon our achievement of exceptional before-tax funds from operations (“FFO”) goals, the Chief Executive Officer may earn up to 69% of his base salary in annual cash incentive compensation and up to 156% of his base salary in long-term equity incentive compensation. In increasing the percentage for the Chief Executive Officer for 2006, the Committee considered, among other factors, that the total compensation levels of the Chief Executive Officer was significantly lower than comparable peer group companies in the NAREIT Survey.

The calculation of the performance goals based on FFO are not all or nothing awards. The calculation of the annual cash incentive bonus amounts directly linked to the Company’s FFO is based on the Company achieving certain target FFO goals. The Committee has established these goals such that once a base performance goal is reached, there are additional incremental goals with each specifically tied to additional annual cash incentive bonus amounts. Each Named Executive Officer may receive a part of an award in the event that acceptable, results are achieved; however, in such case, the award would be less than if the highest goal was reached. As discussed above, each Named Executive Officer may earn up to 60% of his 2006 base salary in annual cash incentive compensation; provided that in the case of exceptional FFO performance, the Chief Executive Officer may be granted an additional discretionary bonus so that his annual cash incentives may equal 69% of his base salary.

We do not feel it is appropriate to disclose the specific target levels that must be achieved by our Named Executive Officers in order to receive their annual cash incentive awards because we feel that it will cause us competitive harm by divulging confidential information to our competitors. However, the Committee has set the goals for achievement so that the Named Executive Officers and the Company must achieve substantially better results than were achieved in the previous year in order to receive much of their bonuses.

Base Salaries.  Each of our Named Executive Officers has an employment agreement that sets a competitive baseline of compensation for each year. These salaries are re-examined each year by the Committee and may be increased depending on the performance of the Named Executive Officer and the competitive market for executive officers.

Our Chief Executive Officer makes recommendations to the Committee regarding salaries for the other Named Executive Officers. The Committee determines the Chief Executive Officer’s base salary and the base salaries of the other Named Executive Officers after consideration of the Chief Executive Officer’s recommendations. These base salaries are designed to be competitive with other public equity REITs using the NAREIT Survey described above, particularly in relation to our peer group of hospitality REITs.

In 2006, the base salaries of the Named Executive Officers were as follows:

Named Executive Officer	2006 Base Salary
Chief Executive Officer	$300,000
Chief Financial Officer	241,667	*
Senior Vice President-Acquisitions	189,000

*	The salary of Mr. Martz was $225,000 for the first four months of the year and was raised to $250,000 by the Committee for the remaining eight months of the year in recognition of his time served with the Company and his performance while with the Company.

In light of improving business conditions at the Company and salary increases within the peer group identified in the NAREIT Survey, the Committee has raised the base salaries of the Named Executive Officers for 2007 as follows:

Named Executive Officer	2007 Base Salary
Chief Executive Officer	$330,000
Chief Financial Officer	270,000
Senior Vice President-Acquisitions	212,000

Annual Cash Incentive Compensation.  Our Named Executive Officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. In addition to considering the pay practices of our peer group in determining each Named Executive Officer’s bonus percentage, the Committee also considers the Named Executive Officer’s ability to influence the overall performance of the Company.

Our practice is to award annual cash incentive bonuses for the previous year at the beginning of each year to Named Executive Officers under the Company’s Incentive Compensation Plan. Generally, the annual cash incentive bonuses are based upon (i) the Company achieving objective performance goals established by the Committee around or prior to the beginning of the just completed fiscal year and (ii) the Named Executive Officer achieving certain personal goals, established, in the case of the Chief Executive Officer, solely by the Committee and in the case of the other Named Executive Officers, partly by the Chief Executive Officer and partly by the Committee.

The annual cash incentive bonus goals vary for each Named Executive Officer. In the case of the Senior Vice President-Acquisitions, 40% of his annual cash incentive compensation is linked to our before tax FFO, and 60% is dependent upon the achievement of specific goals including the dollar volume of acquisitions, EBITDA and other performance criteria of acquired properties, and dispositions. The Chief Financial Officer’s annual cash incentive compensation is determined 50% by our FFO, 35% based on the Chief Financial Officer’s performance on specific goals including new research coverage, building and maintaining relationships with our management companies, financial reporting, general and administrative expense savings, timely reporting, investor relations and contract savings and other goals, and 15% at the discretion of the Committee based on multiple goals set forth by the Chief Executive Officer and approved by the Committee. Our Chief Executive Officer’s annual incentive compensation is determined 70% by our before tax FFO and 30% on specific goals set by the Governance & Compensation Committee.

The Company’s 2006 performance was excellent. As a result, in early 2007, the Committee awarded to the Named Executive Officers significantly larger annual cash incentive bonuses than they had in previous years. Our Chief Executive Officer received an annual cash incentive bonus of $196,650 out of a possible $207,000. Our Chief Financial Officer received an annual cash incentive bonus of $141,375 out of a possible $145,000. Our Senior Vice President-Acquisitions received an annual cash incentive bonus of $90,720 out of a possible $113,400.

Long-Term Equity Compensation.  As an incentive to retain the Named Executive Officers, our long-term incentive plan (“LTIP”) for officers provides for annual grants of restricted stock. The restricted stock issued under the LTIP vests one-fifth on the anniversary of the date of the grant, subject to acceleration at the discretion of the Committee upon the Company achieving certain targeted returns specified in the LTIP, or upon a change in the control of the Company. We believe that this vesting schedule aids the Company in retaining its Named Executive Officers and motivating longer-term performance. Under the terms of the LTIP, restricted stock is forfeited if the Named Executive Officer voluntarily leaves the Company prior to the stock vesting, as described more fully below in “—Employment Agreements”.

The calculation of the restricted stock awards granted under the LTIP is based upon the same metrics on which the annual cash incentive compensation awards are based; however, the maximum awards that each

Named Executive Officer may receive is limited to 120% of his base salary, with the Chief Executive Officer being eligible to receive up to 156% of his base salary in restricted stock awards should our FFO be markedly higher than the goals set by the Committee.

Other Compensation.  We provide our Named Executive Officers with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table. We believe these benefits are reasonable, competitive and consistent with the Company’s overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include premiums paid on life and long-term disability insurance policies and employer matching contributions to the Company’s 401(k) plan.

Severance and Other Benefits Upon Termination of Employment or Change in Control

The Employment Agreements of the named executive officers, as well as award agreements for grants made under the LTIP, provide for payments and/or vesting of benefits under certain circumstances in connection with termination of employment and a change in control. The triggering events for payments and vesting of benefits in the various agreements and plans are relatively common for agreements and plans of this nature and are designed to provide for fair treatment of the participants under the various circumstances and to reasonably reward the participants for their loyalty and commitment to the Company.

Tax Deductibility of Compensation; Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. The restricted stock grants mentioned above and certain other awards under the LTIP are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The Committee believes that a substantial portion of compensation awarded under the Company’s compensation program would be exempted from the $1 million deduction limitation. The Committee’s intention is to qualify, to the extent reasonable, a substantial portion of each Named Executive Officer’s compensation for deductibility under applicable tax laws.

Subsequent Compensation Actions

Effective January 1, 2007, our Chief Executive Officer’s base salary was increased to $330,000. Our Chief Financial Officer’s base salary was increased to $270,000. Our Senior Vice President-Acquisitions’ base salary was increased to $212,000.

In early 2007, the Committee granted restricted stock awards under the LTIP to the Named Executive Officers based on the Company’s results in 2006. Our Chief Executive Officer received an award of restricted stock with a fair value of $444,600 out of a possible maximum of $468,000. Our Chief Financial Officer received an award of restricted stock with a fair value of $282,750 out of a possible maximum of $290,000. Our Senior Vice President-Acquisitions received an award of restricted stock with a fair value of $181,440 out of a possible maximum of $226,800.

For 2007, the Committee decided to maintain for the Named Executive Officers the same maximum percentages for the annual cash incentive bonus and the long-term equity incentive compensation. As a result, our Chief Executive Officer may earn up to 69% of his base salary in annual cash incentive compensation and up to 156% of his base salary in long-term equity incentive compensation, and each of our other Named Executive Officers may earn up to 60% of his base salary in annual cash incentive compensation each year and up to 120% of his base salary in long-term equity incentive compensation. The actual bonus and award amounts are dependent upon the Company’s and the Named Executive Officer’s achievement of certain goals established by the Committee.

In connection with the previously announced exploration of strategic alternatives by a special committee of the Company, the Committee is considering amendments to the employment agreements of Raymond D. Martz and Brian Guernier. These amendments would, among other things, increase the amount of compensation payable upon termination following a change in control. Any changes to the employment agreements are subject to final approval by the Committee and preparation and execution of amended agreements. As required under applicable securities regulations, the Company will file a Current Report on Form 8-K to disclose an amendment to the employment agreement with any of its Named Executive Officers. For a description of the existing employment agreements of Messrs. Martz and Guernier, see “—Employment Agreements.”

Summary Compensation Table at Fiscal Year Ended December 31, 2006

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The amounts shown represent compensation paid to our Named Executive Officers for the year ended December 31, 2006.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table are the compensation expense incurred in 2006 related to such long-term equity incentive awards, as calculated pursuant to FAS 123R. For example, the amounts shown in the “Stock Awards” column indicate the fiscal year 2006 amortization, in accordance with the applicable accounting literature, of all outstanding awards. Such amortization includes amortization of awards made in earlier years and amortization of awards made in 2006. The full grant date fair values of the long-term equity incentive awards made in 2006 are indicated in the last column of the “Grants of Plan-Based Awards” table below.

Name and Principal Position	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
J. William Blackham
President and Chief Executive Officer	$300,000	$179,169	$196,650	$63,105	(3)	$738,924

Raymond D. Martz
Chief Financial Officer, Treasurer and Secretary	250,000	53,130	141,375	28,576	(4)	473,081

Brian Guernier
Senior Vice President – Acquisitions	189,000	49,040	90,720	24,469	(5)	353,229

(1)

For more information regarding the Company’s assumptions made in the valuation of restricted shares of common stock, see note 3 to the financial statements included in the Company’s Form 10-K for the period ended December 31, 2006. Mr. Guernier forfeited 971 shares of common stock in 2006 to cover taxes associated with the vesting of shares of restricted stock.

(2)

Represents annual cash incentive bonus. For more information regarding the annual cash incentive bonus, see “—Compensation Discussion and Analysis – Components of Compensation and Allocation of the Components – Annual Cash Incentive Compensation.”

(3)

All Other Compensation consists of (i) Company-paid life insurance premiums, (ii) Company-paid long-term disability insurance premiums, (iii) employer matching contributions to the Company’s 401(k) and (iv) $52,728 in dividends earned on unvested restricted stock.

(4)

All Other Compensation consists of (i) Company-paid life insurance premiums, (ii) Company-paid long-term disability insurance premiums, (iii) employer matching contributions to the Company’s 401(k) and (iv) $18,465 in dividends earned on unvested restricted stock.

(5)

All Other Compensation consists of (i) Company-paid life insurance premiums, (ii) Company-paid long-term disability insurance premiums, (iii) employer matching contributions to the Company’s 401(k) and (iv) $15,618 in dividends earned on unvested restricted stock.

Grants of Plan-Based Awards at Fiscal Year Ended December 31, 2006

The following table sets forth information with respect to plan-based awards granted in 2006 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value of Stock Awards” column is the full fair value of each grant, in accordance with the applicable accounting literature, which is greater than the amortization costs the Company recognized on its fiscal year 2006 financial statements with respect to such grant.

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns in the table reflect the threshold, target and maximum amounts that our Named Executive Officers were eligible to earn in 2006 under our annual non-equity incentive compensation program. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation Table at Fiscal Year Ended December 31, 2006” includes actual amounts earned under these plans by our Named Executive Officers for 2006. For additional information, see “—Compensation Discussion and Analysis.”

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)
J. William Blackham

Annual Non-Equity Incentive Program	February 21, 2007	-	$207,000	$207,000	-	-

Restricted Stock(1)	March 13, 2006	-	-	-	11,547	$99,997

Raymond D. Martz

Annual Non-Equity Incentive Program	February 21, 2007	-	145,000	145,000	-	-

Restricted Stock(1)	March 13, 2006	-	-	-	11,172	96,750

Brian Guernier

Annual Non-Equity Incentive Program	February 21, 2007	-	113,400	113,400	-	-

Restricted Stock(1)	March 13, 2006	-	-	-	13,749	119,066

(1)

These shares will vest in equal one-fifth installments on each anniversary of the date of grant. For additional information, see “—Compensation Discussion and Analysis – Components of Compensation and Allocation of the Components – Long-Term Equity Compensation.”

Option Exercises and Stock Vested at Fiscal Year Ended December 31, 2006

The Company has not granted any stock options or stock appreciation rights since its inception. The following table sets forth information with respect to the vesting of restricted stock by the Named Executive Officers during 2006:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

J. William Blackham	16,667	$155,336	(1)
Raymond D. Martz	4,000	35,440	(2)
Brian Guernier	3,000	27,510	(3)

(1)	The shares vested on October 6, 2006 based on the Company’s common stock closing price of $9.32.

(2)	The shares vested on May 21, 2006 based on the Company’s common stock closing price of $8.86.

(3)	The shares vested on November 13, 2006 based on the Company’s common stock closing price of $9.17.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2006

The following table sets forth information with respect to outstanding restricted stock awards held by the Named Executive Officers as of December 31, 2006. The aggregate dollar values indicated in the table below for restricted stock awards are the market values and not the FAS 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2006 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, and the amortization pursuant to the applicable accounting literature, is provided in the “—Summary Compensation Table at Fiscal Year Ended December 31, 2006” and the table under “—Grants of Plan Based Awards at Fiscal Year Ended December 31, 2006” above, respectively.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)

J. William Blackham	61,546	$564,992

Raymond D. Martz	27,172	249,439

Brian Guernier	22,749	208,836

(1)

Mr. Blackham received 83,333 shares of restricted stock on October 6, 2004 in connection with our initial public offering and 11,547 shares of restricted stock on March 13, 2006. Mr. Martz received 20,000 shares of restricted stock on May 2, 2005 in connection with his hiring and 11,172 shares of restricted stock on March 13, 2006. Mr. Guernier received 15,000 shares of restricted stock on November 13, 2004 in connection with his hiring and 13,749 shares of restricted stock on March 13, 2006. For each of these Named Executive Officers, these shares of restricted stock vest one-fifth on each anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. All shares of restricted stock were granted pursuant to the Company’s 2004 Long-Term Incentive Plan. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Eagle common stock.

(2)

Based on the Company’s common stock closing price of $9.18 on December 31, 2006. The values do not reflect diminution of value attributable to the restrictions applicable to the shares of restricted stock.

Employment Agreements

Messrs. Blackham, Martz and Guernier each have an employment agreement that provides severance benefits if the Named Executive Officer’s employment ends under certain circumstances including following a change in control of the Company. Mr. Blackham entered into a five-year employment contract effective as of October 6, 2004. Thereafter, the term of his agreement can be extended for an additional year, on each anniversary of the agreement, unless either party gives 60 days’ prior written notice that the term will not be extended. Mr. Martz entered into a three-year employment contract effective May 2, 2005. Mr. Martz’s agreement can be extended for an additional year, on each anniversary of the agreement, unless either party gives 60 days’ prior written notice that the term will not be extended. Mr. Guernier entered into a two-year employment agreement effective May 22, 2006. His agreement will renew annually for one year unless either party gives 60 days’ prior written notice that the term will not be extended. “Cause,” “change in control” and “good reason” are defined below under “—Other Key Agreement Terms.”

As described above under “Compensation Discussion and Analysis—Subsequent Compensation Actions,” the Committee is considering amendments to the employment agreements of Messrs. Martz and Guernier, which, among other things, would increase the amount of compensation payable upon termination following a change in control.

Termination for Cause.  If a Named Executive Officer is terminated by the Company for cause, such Named Executive Officer is entitled to receive:

•	payment of any accrued but unpaid portion of his base salary; and

•	all vested restricted stock as of the Named Executive Officer’s last day of employment.

Termination by the Named Executive Officer.  If Messrs. Martz or Guernier terminates his employment at anytime other than for good reason within 12 months of a change in control of the Company, such Named Executive Officer is entitled to payment of any accrued but unpaid portion of his base salary and all vested restricted stock as of the Named Executive Officer’s last day of employment. If Mr. Blackham terminates his employment agreement at any time other than for good reason, Mr. Blackham is entitled to payment of any accrued but unpaid portion of his base salary, all vested restricted stock as of his last day of employment and payment of any accrued but unpaid bonuses. If Mr. Blackham terminates his employment for good reason, not in connection with a change in control of the Company, he is entitled to the benefits described below under “—Termination without Cause.”

Termination without Cause.  If Messrs. Martz or Guernier is terminated by the Company without cause, such Named Executive Officer is entitled to receive:

•	payment equal to his base salary for one year; and

•	all vested restricted stock as of the Named Executive Officer’s last day of employment.

In addition, Mr. Guernier is entitled to receive any accrued but unpaid bonuses.

Mr. Blackham is terminated without cause, he is entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of his last day of employment of any unvested stock options or restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of one year; and

•	payment equal to his base salary for one year.

Termination in Connection with a Change in Control.  With respect to Mr. Blackham, the contract generally provides that, if within 24 months from the date of a change in control, the employment of Mr. Blackham is terminated without cause or he resigns for good reason, Mr. Blackham will be entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of his last day of employment of any unvested stock options or restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of three years; and

•	payment equal to his base salary for three years plus his bonus equal to three times the greater of his average bonus paid during the last two years and his most recent year’s bonus, if any.

With respect to Mr. Martz, the contract generally provides that, if within 12 months from the date of a change in control, Mr. Martz is terminated without cause or he resigns for good reason, Mr. Martz will be entitled to receive:

•	any accrued but unpaid salary;

•	vesting as of his last day of employment of any unvested stock options or restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of one year; and

•	payment equal to his base salary for one year and the greater of his prior year’s bonus or current year’s bonus;

With respect to Mr. Guernier, the contract generally provides that, if within 12 months from the date of a change in control, Mr. Guernier is terminated without cause or he resigns for good reason, he will be entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of his last day of employment of any unvested stock options or restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of one year; and

•	payment equal to his base salary for one year and the greater of his prior year’s bonus or current year’s bonus.

Termination upon Death or Disability.  In the event the Named Executive Officer becomes temporarily disabled or totally and permanently disabled, physically or mentally, and is unable to perform his duties, such Named Executive Officer is entitled to receive his base salary for one year. Mr. Blackham is also entitled to any accrued but unpaid bonuses. Upon the death of the Named Executive Officer, the estate of such Named Executive Officer is entitled to his accrued but unpaid salary, insurance benefits and all shares of restricted stock vested at the time of his death. In addition, the estate of Mr. Blackham is entitled to any bonus or other incentive compensation that was approved by the Board but not paid.

Other Key Agreement terms.  At the Company’s option, each of Messrs. Blackham, Martz and Guernier will receive one year’s salary if the Company does not renew such Named Executive Officer’s agreement and such Named Executive Officer agrees not accept employment at a competitor of the Company for one year following the non-renewal of the Named Executive Officer’s agreement.

Under the terms of each of their agreements, Messrs. Blackham, Martz and Guernier are entitled to a tax gross-up equivalent to any applicable excise taxes under certain conditions in the event that their employment is terminated in connection with a change in control of the Company.

Below is a list of terms and their meanings as used in each employment agreement of the Named Executive Officers. These summaries of the terms are qualified in their entirety by the actual definitions contained in each Named Executive Officer’s agreement as previously filed with the SEC.

For purposes of the contracts described in the preceding paragraphs, “change in control” generally means any of the following events:

•	the acquisition of 50% or more of Eagle’s common stock or voting stock by any person in a single transaction or series of related or unrelated transactions;

•	a merger in which Eagle’s stockholders before the merger do not own at least 50% of the merged company;

•	a sale of all or substantially all of Eagle’s assets in one or a series of related sales;

•	a tender offer for Eagle’s securities representing more than 50% of the outstanding voting stock; or

•	with respect to Mr. Blackham’s agreement only, the current incumbent directors cease to be a majority of our board.

For purposes of the contracts described in the preceding paragraphs, “cause” generally means termination upon:

•

the failure by the Named Executive Officer to substantially perform his duties with the Company, provided written notice has been given by the Board, it being expressly understood that this is a failure to carry out direct duties and responsibilities but is not intended to apply to failure to achieve financial results;

•	the engaging by the Named Executive Officer in conduct which is materially injurious to the Company, monetarily or otherwise;

•	the conviction of the Named Executive Officer of a felony or other crime involving theft or fraud;

•	the Named Executive Officer’s neglect or misconduct in carrying out his duties hereunder resulting, in either case, in harm to the Company;

•	insubordination;

•

demonstrably willful and deliberate act, or failure to act committed in bad faith, without reasonable belief that such action or inaction is in the best interest of Company, which causes material harm to the Company; and

•	any material breach of the Named Executive Officer’s agreement.

For purposes of the contracts described in the preceding paragraphs, “good reason” generally means termination upon:

•

the assignment to the Named Executive Officer of substantial duties or responsibilities inconsistent with the Named Executive Officer’s position at the Company, or any other action by the Board which results in a substantial diminution of the Named Executive Officer’s duties or responsibilities;

•

a substantial reduction in the Named Executive Officer’s aggregate base salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets; and

•	with respect to Mr. Blackham only, the Company’s failure to pay Mr. Blackham any base salary or other compensation to which he becomes entitled.

Vesting of Long-Term Equity Awards

In addition to the above discussion regarding the vesting of restricted stock awards, all unvested shares of restricted stock of all Named Executive Officers and employees of the Company vest immediately upon a change in control of the Company.

Summary Table of Estimated Termination Payments (in dollars)

	Payment(1)	Accrued Unpaid Bonus	Restricted Shares	Insurance Benefits	Excise Tax Gross-Up Payments(2)	Total

Without Change in Control
Termination by Company With Cause
J. William Blackham	$-	$-	$-	$-	N/A	$-
Raymond D. Martz	$-	$-	$-	$-	N/A	$-
Brian Guernier	$-	$-	$-	$-	N/A	$-

Termination by Company Without Cause
J. William Blackham	$300,000	$196,650	$565,000	$10,768	$-	$1,072,418
Raymond D. Martz	$250,000	$-	$-	$-	$-	$250,000
Brian Guernier	$189,000	$90,720	$-	$-	$-	$279,720

Termination by Employee With Good Reason
J. William Blackham	$300,000	$196,650	$565,000	$10,768	$-	$1,072,418
Raymond D. Martz	$-	$-	$-	$-	$-	$-
Brian Guernier	$-	$-	$-	$-	$-	$-

Termination by Employee Without Good Reason
J. William Blackham	$-	$196,650	$-	$-	$-	$196,650
Raymond D. Martz	$-	$-	$-	$-	$-	$-
Brian Guernier	$-	$-	$-	$-	$-	$-

With Change in Control(3)
Termination by Company With Cause
J. William Blackham	$-	$-	$565,000	$-	$-	$565,000
Raymond D. Martz	$-	$-	$249,349	$-	$-	$249,439
Brian Guernier	$-	$-	$208,836	$-	$-	$208,836

Termination by Company Without Cause
J. William Blackham	$1,489,950	$196,650	$565,000	$34,457	$785,889	$3,071,946
Raymond D. Martz	$250,000	$-	$249,439	$15,258	$-	$514,697
Brian Guernier	$189,000	$90,720	$208,836	$15,958	$-	$504,514

Termination by Employee With Good Reason
J. William Blackham	$1,489,950	$196,650	$565,000	$34,457	$785,889	$3,071,946
Raymond D. Martz	$250,000	$-	$249,439	$15,258	$-	$514,697
Brian Guernier	$189,000	$90,720	$208,836	$15,958	$-	$504,514

Termination by Employee Without Good Reason
J. William Blackham	$-	$196,650	$565,000	$-	$-	$761,650
Raymond D. Martz	$-	$-	$249,439	$-	$-	$249,439
Brian Guernier	$-	$-	$208,836	$-	$-	$208,836

	Payment(1)	Accrued Unpaid Bonus	Restricted Shares	Insurance Benefits	Excise Tax Gross-Up Payments(2)	Total

With or Without Change in Control
Death
J. William Blackham	$-	$196,650	$-	$300,000	N/A	$496,650
Raymond D. Martz	$-	$-	$-	$500,000	N/A	$500,000
Brian Guernier	$-	$-	$-	$378,000	N/A	$378,000

Disability
J. William Blackham	$300,000	$196,650	$-	$-	$-	$496,650
Raymond D. Martz	$250,000	$-	$-	$-	$-	$250,000
Brian Guernier	$189,000	$-	$-	$-	$-	$189,000

Retirement
J. William Blackham	$-	$196,650	$-	$-	$-	$196,650
Raymond D. Martz	$-	$-	$-	$-	$-	$-
Brian Guernier	$-	$-	$-	$-	$-	$-

(1)	Each Named Executive Officer is also paid his salary earned but not paid as of the termination date and shares of common stock that have previously vested.

(2)	Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation.

(3)	Assumes that a change in control of the Company occurred on December 31, 2006.

Change in Control Program for Non-Executive Officers and Other Employees

Our Board of Directors approved a change in control program applicable to non-executive officers and other employees. Under the program, upon a change in control of the Company: (i) each non-executive officer or employee will receive a payment equal to a pro rata share of the non-executive officer’s or employee’s total 2007 earned incentive compensation, and (ii) all the non-executive officer’s or employee’s unvested restricted stock will immediately vest. In addition, if a non-executive officer is terminated for other than cause by the Company within twelve months of the change in control, the non-executive officer would receive a lump sum payment equal to the sum of: (i) eight months of salary, plus (ii) the greater of: a specified percentage of the non-executive officer’s 2007 earned bonus or a specified percentage of the non-executive officer’s 2006 earned bonus. If any other employee, is terminated for other than cause by the Company within twelve months of the change in control, the employee would receive a lump sum payment equal to the sum of: (i) two months of salary, plus (ii) the greater of: a specified percentage of the non-executive officer’s 2007 earned incentive compensation or a specified percentage of the non-executive officer’s 2006 incentive compensation.

Governance and Compensation Committee Report

The governance and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the Company. Based on the governance and compensation committee’s review of the CD&A and the committee’s discussions of the CD&A with management, the governance and compensation committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the governance and compensation committee of the Board of Directors

Thomas E. Costello	Frank C. McDowell	Robert J. Kohlhepp (Chair)

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of March 2, 2007, unless otherwise indicated below, for each person or group known to Eagle to be holding more than 5% of the common stock, for each director and Named Executive Officer and for the directors and Named Executive Officers of Eagle as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of common partnership interests (“Common Units”) in EHP Operating Partnership, L.P. (the “Operating Partnership”). The Operating Partnership is controlled by Eagle as its sole general partner. The Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Eagle’s option, one share of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares(1)

William P. Butler(2)(13)	4,228,957	17.7%
J. William Blackham(3)(13)	250,927	*
Raymond D. Martz(4)(13)	61,950	*
Brian Guernier(5)(13)	49,985	*
Thomas E. Banta(6)(7)(13)	76,622	*
Thomas E. Costello(7)(8)(13)	101,945	*
Thomas R. Engel(7)(13)	7,367	*
Paul F. Fisher(7)(13)	7,167	*
Louis D. George(7)(13)	8,667	*
Robert J. Kohlhepp(7)(13)	17,167	*
Frank C. McDowell(7)(13)	27,167	*
All executive officers and directors as a group (11 persons)	4,837,921	20.3%
Deutsche Bank AG and its affiliates(9)	1,468,100	8.3%
Artisan Partners Limited Partnership and its affiliates(10)	1,599,200	9.0%
Franklin Resources, Inc.(11)	943,000	5.3%
Kennedy Capital Management(12)	1,017,345	5.7%
Hotchkis and Wiley Capital Management, LLC(14)	1,048,800	6.0%
Morgan Stanley(15)	1,506,225	8.5%
Morgan Stanley Investment Management Inc.(16)	1,113,025	6.3%

*	Less than 1%

(1)	The total number of shares outstanding used in calculating this percentage assumes that no Common Units held by other persons are exchanged for shares of common stock.

(2)

The number of shares owned includes 83,333 shares of restricted stock granted on October 6, 2004 and that vest in five equal installments on each anniversary of that date, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns, and shares of common stock purchased on the open market. In addition, Mr. Butler is also the beneficial owner of the shares owned by the following entities because of his relationship with those entities: KY Florida Hotel Investors, Inc., Corporex, Corporex Realty & Investment, LLC, CPX RiverCenter Development, LLC, Denver International Suites, LLC, CPX-DIA Key Partners, LLC, and Florence Hotel, Inc. The number of shares beneficially owned includes 3,868,542 shares issuable upon redemption of Common Units. Unless otherwise described in this footnote, Mr. Butler has sole voting and dispositive power with respect to these shares. With respect to KY Florida Hotel Investors, Inc., Mr. Butler shares voting and dispositive power with respect to the shares with the other director of that entity, Daniel T. Fay. With respect to Florence Hotel, Inc., Mr. Butler shares voting and dispositive power with respect to the shares owned by the corporation because he is a director of that corporation along with Mr. Fay. Mr. Butler disclaims beneficial ownership of the 208,332 shares owned by Corporex as such shares or the proceeds from any future sale thereof are intended to be held in a trust for the benefit of other Corporex employees.

(3)

The number of shares owned includes 83,333 shares of restricted stock granted on October 6, 2004, 11,547 shares of restricted stock granted on March 13, 2006 and 44,151 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Mr. Blackham disclaims beneficial ownership of 5,000 shares that are held in trust for the benefit of his sister’s children and the shares owned by Florence Hotel, Inc. The number of shares beneficially owned includes 103,896 shares issuable upon redemption of Common Units.

(4)

The number of shares owned includes 20,000 shares of restricted stock granted on May 2, 2005, 11,172 shares of restricted stock granted on March 13, 2006 and 28,078 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the grant date, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns.

(5)

The number of shares owned includes 15,000 shares of restricted stock granted on November 13, 2004, 13,749 shares of restricted stock granted on March 13, 2006 and 18,018 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the grant date, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns.

(6)	Number of shares beneficially owned includes 69,455 shares issuable upon redemption of Common Units.

(7)	The number of shares owned includes 1,500 shares of restricted stock granted on February 28, 2007 that vest on October 27, 2007.

(8)

The number of shares beneficially owned includes 37,346 shares issuable upon the redemption of Common Units. These Common Units are owned by TEC One LLC. Mr. Costello has sole voting and dispositive power with respect to these Common Units because he is a member and the sole manager with respect to this entity. The number of shares beneficially owned also includes another 47,035 shares issuable upon redemption of Common Units.

(9)

Deutsche Bank AG is located at Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Information obtained from Schedule 13G/A filed with the SEC on January 31, 2007. The Schedule 13G/A filing reflects the securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates. CIB expressly disclaims beneficial ownership of these shares of common stock.

(10)

Artisan Partners Limited Partnership is located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Information obtained from Schedule 13G/A filed with the SEC on January 26, 2007. Artisan Partners Limited Partnership has shared voting and dispositive power with respect to these shares.

(11)

Franklin Resources, Inc. is located at One Franklin Parkway, San Mateo, California 94403. Information obtained from Schedule 13G/A filed with the SEC on February 5, 2007. Franklin Resources, Inc. and its related principal shareholders disclaim beneficial ownership of these shares.

(12)	Kennedy Capital Management, Inc. is located at 10829 Olive Blvd., St. Louis, Missouri 63141. Information obtained from Schedule 13G/A filed with the SEC on February 13, 2007.

(13)	The business address for this individual is c/o Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011.

(14)

Hotchkis and Wiley Capital Management, LLC is located at 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017. Information obtained from Schedule 13G filed with the SEC on February 14, 2007. Hotchkis and Wiley Management, LLC disclaims beneficial ownership of the shares.

(15)	Morgan Stanley is located at 1585 Broadway, New York, NY 10036. Information obtained from Schedule 13G filed with the SEC on February 15, 2007.

(16)	Morgan Stanley Investment Management Inc. is located at 1221 Avenue of the Americas, New York, NY 10020. Information obtained from Schedule 13G with the SEC on February 15, 2007.

RELATED PARTY TRANSACTIONS

Certain of our directors and officers and the employees of Commonwealth Hotels and Corporex directly or indirectly owned all or a substantial amount of the ownership interests in the entities that owned our nine initial hotels prior to our initial public offering. The owners of those entities contributed the entity ownership interests to us as part of our acquisition of those hotel assets.

With respect to our nine initial hotels (other than the Embassy Suites Hotel Tampa-Airport/Westshore and the Hyatt Regency Rochester), we have agreed to indemnify the contributors for any tax liability they incur if, during the 10-year period following our initial public offering, we (i) directly or indirectly sell, exchange or otherwise dispose of the properties contributed under such agreement in a taxable transaction, in certain cases, (ii) fail to use commercially reasonable efforts to make available to these contributors and their permitted transferees and persons taxable on the income of a contributor or permitted transferee opportunities to guarantee specified amounts of liabilities of our Operating Partnership to defer such guarantors’ tax liabilities. For example, in the case of a taxable disposition of one of the nine hotels within 10 years of its contribution, we would have to indemnify the contributors for tax on the gain allocable to them under Section 704(c) of the Internal Revenue Code and for the tax on indemnification payments.

On July 24, 2006, we issued an aggregate of 83,333 operating partnership units to the original contributors of the entity that owns the Embassy Suites Hotel Columbus/Dublin. Such units were issued pursuant to the earn-out provisions of the original contribution agreement, which provided for the issuance of an aggregate of 83,333 units in the event that EBITDA (as defined in the agreement) at the Embassy Suites Hotel Columbus/Dublin exceeded $4,005,567 for any 12-month trailing period prior to October 6, 2007. During the 12-month period ended June 30, 2006, EBITDA at the Embassy Suites Hotel Columbus/Dublin exceeded $4,005,567. Mr. Butler received these units indirectly through his ownership of Corporex Realty & Investment, LLC.

In connection with his previous employment by Corporex, Mr. Blackham has separate investments in, and has profit participation agreements with respect to, other unrelated real estate investments by Corporex or its affiliates.

Additionally, Mr. Butler and Daniel T. Fay beneficially own all of the outstanding capital stock of Commonwealth Hotels, the hotel manager for nine of our thirteen hotels and benefit from the payment of management fees by us to Commonwealth Hotels pursuant to our management agreements. Commonwealth Hotels receives a base management fee and, if the hotels meet and exceed identified thresholds, an additional incentive management fee. In 2006, we paid Commonwealth Hotels an aggregate of $2.8 million in management fees. In addition, expenses allocated to our hotels by Commonwealth Hotels in 2006 were $2.5 million for which we reimbursed Commonwealth Hotels. These expenses include items such as accounting, sales support, revenue management and health insurance.

We executed strategic alliance agreements with Corporex, Commonwealth Hotels and Messrs. Butler and Fay regarding full-service and all-suites lodging investment opportunities any of them identify in the future during the terms of the agreements. Through our strategic alliance agreement with Commonwealth Hotels, Commonwealth Hotels has an exclusive right of first refusal to manage all hotels that we acquire in the future, unless the acquisition opportunity was not known to us and has been brought to us by another pre-qualified management company. However, we may use another management company if a majority of our independent directors decides to do so in good faith for valid business reasons.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Audit Committee Report

Purpose and Function of the Audit Committee

The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for Eagle’s financial statements and the financial reporting process, including disclosure controls and procedures and the system of internal controls. The independent auditors are responsible for expressing an opinion on the financial statements in conformity with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and the independent auditors Eagle’s audited financial statements for the year ended December 31, 2006. The audit committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Evaluation of Disclosure Controls and Procedures” and “Management Report on Internal Control over Financial Reporting” included in the 2006 Annual Report on Form 10-K.

In addition, the audit committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, and the firm’s independence from management and Eagle, and considered the compatibility of non-audit services with the auditors’ independence.

Independent Auditor Fees

During the years ended December 31, 2006 and 2005, fees incurred related to our independent registered public accounting firm, Grant Thornton LLP, with respect to a portion of 2005, and Ernst & Young LLP, with respect to 2005 and all of 2006, consisted of the following:

	Ernst &Young	Ernst &Young	Grant Thornton

		July 25, 2005 –	January 1, 2005 –July
	2006	December 31, 2005	24, 2005

Audit Fees(1)	$357	$308	$142
Audit-Related Fees(2)	–	–	182
Tax Fees(3)	96	34	70
All Other Fees(4)	–	–	–

Total	$453	$342	$394

(1)

Represents professional fees associated with the audits of Eagle’s annual consolidated financial statements, quarterly reviews and fees paid for the review and testing of the control environment in accordance with the Sarbanes-Oxley Act of 2002 (“SOX”).

(2)

Represents professional fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit Fees.”

(3)	Represents professional fees associated with tax planning, tax consultation, and review of tax returns.

(4)	Consists of fees for products and services other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-Approval Policies.  The audit committee has adopted a policy requiring the pre-approval of all fees paid to its independent auditor. Before an independent auditor is engaged to render any service, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration.

The audit committee has pre-approved the provision by the independent auditor of the following services without specific case-by-case consideration during 2007:

•	Services associated with a review of the Quarterly Report on Form 10-Q for the three months ended March 31, 2007 in an amount not to exceed $20,000;

•	Services associated with the review and testing of the control environment in accordance with the Sarbanes-Oxley Act of 2002, in an amount not to exceed $150,000; and

•

Federal, state, local, franchise and other tax services, including consulting services, other than advocacy-related services such as representation before any taxing or judicial authority with respect to returns under examination or to obtain rulings in advance of proposed transactions, in an amount not to exceed $175,000.

The audit committee discussed with Eagle’s internal and independent auditors the overall scope and plans for their respective audits. Any services in excess of these pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting.

Recommendations of the Audit Committee

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the 2006 Annual Report on Form 10-K for filing with the SEC.

Submitted by the audit committee of the Board of Directors

Thomas R. Engel	Paul S. Fisher (Chair)	Louis D. George

Ratification of Ernst & Young LLP

The audit committee has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Eagle for the 2007 fiscal year, subject to ratification of this appointment by the stockholders of Eagle. Ernst & Young LLP has served as independent auditors of Eagle since July 2005 and is considered by management of Eagle to be well qualified. Eagle has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Eagle or any of its subsidiaries in any capacity. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

On July 25, 2005, the Audit Committee of Eagle dismissed Grant Thornton LLP as the independent registered public accounting firm for the Company.

The report of Grant Thornton LLP on the Company’s and its predecessor’s consolidated financial statements for the year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principle.

As to the Company and its predecessor, during the year ended December 31, 2004 and through July 25, 2005, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused them to make reference thereto in their report on any of our financial statements. As to the Company and its predecessor, during the year ended December 31, 2004 and through July 25, 2005, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

On July 25, 2005, the Company’s Audit Committee engaged Ernst & Young LLP as its new independent registered public accounting firm. During the period ended December 31, 2004 and the period from January 1, 2005 through July 24, 2005, neither the Company, its predecessor nor anyone on its or their behalf consulted with Ernst & Young LLP regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s or predecessor’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, as those terms are defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

The Company has provided each of Grant Thornton LLP and Ernst & Young LLP with a copy of the foregoing disclosures prior to filing this Proxy Statement with the SEC.

Fees incurred related to services provided by each of Grant Thornton LLP and Ernst & Young LLP for the fiscal year ended December 31, 2005 are previously described under “—Audit Committee Report.” The audit committee has determined that the rendering of the non-audit services by Ernst & Young LLP has been compatible with maintaining the auditor’s independence.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Eagle for the 2007 fiscal year.

OTHER MATTERS

We are aware that a stockholder has filed preliminary proxy materials indicating that it intends to raise a matter at the annual meeting. While the Company does not intend to present at the annual meeting any matters other than those set forth in the Proxy Statement, stockholders may, under certain circumstances, raise other matters at the annual meeting. If any other matters are properly presented for vote of the stockholders at the annual meeting, proxies will be voted in accordance with the discretion of the proxy holders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2006 each of such persons timely filed all reports they were required to file under Section 16(a); except that two common stock purchases were filed late by Mr. Guernier.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders to be presented at the 2008 annual meeting of stockholders must be received by the secretary of Eagle prior to December 4, 2007, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2008 proxy material. If a stockholder wishes to present a proposal at the 2008 annual meeting, whether or not the proposal is intended to be included in the 2008 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of Eagle not less than 90 nor more than 120 days prior to the anniversary of the 2007 annual meeting. If a stockholder is permitted to present a proposal at the 2008 annual meeting but the proposal was not included in the 2008 proxy material, Eagle believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 1, 2008.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by Eagle. Eagle will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

Eagle has retained LaSalle Bank, N.A. to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $7,500.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM P. BUTLER
Chairman of the Board of Directors

April 2, 2007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE

1. TO ELECT NINE DIRECTORS TO SERVE FOR ONE YEAR AND UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

NOMINEES:

01 William P. Butler

02 J. William Blackham

03 Robert J. Kohlhepp

04 Frank C. McDowell

05 Louis D. George

06 Thomas R. Engel

07 Thomas E. Costello

08 Thomas E. Banta

09 Paul S. Fisher

FOR ALL

NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT (see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) for whom you wish to withhold authority to vote in the space provided below.

2. TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 2007 FISCAL YEAR.

FOR AGAINST ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.

The undersigned acknowledges receipt from Eagle Hospitality Properties Trust, Inc. of, prior to the execution of this proxy, a notice of the meeting, a proxy statement and an annual report to stockholders.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:

, 2007

Signature of Stockholder

Signature if Held Jointly

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF EAGLE HOSPITALITY PROPERTIES TRUST, INC.

ON MAY 1, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William P. Butler and J. William Blackham and each or any of them proxies, with power of substitution, to vote all shares of common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 1, 2007, on the first floor of the RiverCenter Office Tower, 100 East RiverCenter Boulevard, Covington, Kentucky 41011, or at any adjournment or postponement thereof. Please mark your vote as indicated on the reverse side.

(continued and to be signed on the reverse side.)

The Board of Directors recommends a vote FOR the election of Directors and FOR the appointment of Ernst & Young LLP as independent auditors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE